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                                                                     EXHIBIT 2.1

                               AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER ("Merger Agreement") is made and entered into as of March 6, 1996 by and between Crystallume, a California corporation (the "Company"), having its principal place of business at One Research Drive, Westborough, MA 01581, and Electronic Designs, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the "Delaware Company"), having its principal place of business at One Research Drive, Westborough, MA 01581.

                               W I T N E S E T H:

     WHEREAS, the Delaware Company, incorporated on January 17, 1996, is a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL");

     WHEREAS, the Company, incorporated on September 24, 1984, is a corporation duly organized and existing under the General Corporation Law of the State of California;

     WHEREAS, on the date hereof, the Company is authorized to issue 15,000,000 shares of common stock, no par value per share, (the "California Common Stock") of which approximately 5,448,586 shares are issued and outstanding and 8,000,000 shares of preferred stock, no par value (the "California Preferred Stock") of which 4,126 shares of the California Preferred Stock have been designated as 12% Series A Convertible Preferred Stock, no par value (the "Series A Preferred Stock," collectively, with the California Common Stock and the California Preferred Stock, the "California Stock") and 3,985 shares of the Series A Preferred Stock are issued and outstanding;

     WHEREAS, on the date hereof, the Delaware Company is authorized to issue 20,000,000 shares of common stock, $.01 par value per share (the "Delaware Common Stock"), of which 100 shares are issued and outstanding, and 8,000,000 shares of preferred stock, $.01 par value per share (the "Delaware Preferred Stock,") of which 4,126 shares have been designated as 12% Series A Convertible Preferred Stock, $.01 par value per share (the "Delaware Series A Preferred Stock," collectively with the Delaware Common Stock, the "Delaware Stock"), but no shares of the Delaware Preferred Stock are issued and outstanding;

     WHEREAS, the respective Boards of Directors of the Company and the Delaware Company have determined that, for the purpose of effecting the reincorporation of the Company in the State of Delaware, it is advisable and to the advantage of such corporations and their shareholders that the Company merge with and into the Delaware Company upon the terms and conditions herein provided; and

     WHEREAS, the respective Boards of Directors of the Company and the Delaware Company and the shareholders of the Company and the Delaware Company have approved this Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Company and the Delaware Company hereby agree to merge as follows:


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     1. MERGER. The Company shall be merged with and into the Delaware Company, and the Delaware Company shall survive the merger (the "Merger"). The address of the registered office of the Delaware Company in Delaware is 1209 Orange Street, Wilmington, County of New Castle. The Merger of the Company with and into the Delaware Company, which has been approved and executed pursuant to (a) this Merger Agreement by and between the Company and the Delaware Company and (b) the Certificate of Ownership and Merger by and between the Company and the Delaware Company (the "Certificate of Merger"), shall be effective upon filing of such Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL (the "Effective Date").

     2. SUCCESSION. On the Effective Date, the Delaware Company shall succeed to the status, rights, powers, privileges and liabilities of the Company in the manner of and as more fully set forth in Section 259 of the DGCL. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of the Company, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Delaware Company and shall be as effective and binding thereon as the same were effective and binding with respect to the Company. The requirements of any plans or agreements of the Company involving the issuance or purchase by the Company of certain shares of California Common Stock shall be satisfied by the issuance or purchase by the Delaware Company, as the case may be, of the same number of shares of Delaware Common Stock.

     3. DIRECTORS AND OFFICERS; GOVERNING DOCUMENTS. Upon the Effective Date, the directors and officers of the Company shall resign and the directors and officers of the Delaware Company immediately prior to the Effective Date shall be the directors and officers of the Delaware Company in the same capacity and offices until their successors are duly elected and qualified. The Certificate of Incorporation and By-Laws of the Delaware Company, copies of which are substantially in the form attached hereto as EXHIBIT A and EXHIBIT B, respectively, as in effect at the Effective Date, shall continue to be the Certificate of Incorporation and By-Laws of the Delaware Company as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

     4. FURTHER ASSURANCES. From time to time, as and when required by the Delaware Company or by its successors and assigns, there shall be executed and delivered on behalf of the Company such deeds or other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Delaware Company the title to and possession of all of the properties, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Delaware Company are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     5. SECURITIES OF THE COMPANY. Upon the Effective Date automatically and without further action of any persons, (a) each share of California Common Stock


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outstanding immediately prior thereto shall be converted into and shall thereafter represent one fully-paid and non-assessable share of Delaware Common Stock; (b) each share of the Company's Series A Preferred Stock immediately prior to the Effective Date shall be converted into and shall thereafter represent one fully-paid and non-assessable share of the Delaware Series A Preferred Stock; (c) each issued and outstanding Common Stock Warrant (a "Warrant") of the Company exercisable into 100 shares of the Company's Common Stock at an exercise price of $3.25 per share shall be converted into one Delaware Common Stock Warrant of the Delaware Company (a "Delaware Stock Warrant") exercisable into the corresponding and equivalent number of shares of Delaware Common Stock and subject to the same terms and conditions as the Warrant of the Company provided; (d) each redeemable warrant (a "Redeemable Warrant," together with a Warrant, the "California Warrants") to purchase one share of the California Common Stock shall be converted into a redeemable warrant of the Delaware Company (a "Delaware Redeemable Warrant," together with a Delaware Stock Warrant, the "Delaware Warrants") to purchase the corresponding and equivalent number of shares of the Delaware Common Stock and subject to the same terms and conditions as the Redeemable Warrant provided; and (e) each share of the capital stock of the Delaware Company that is issued and outstanding or held in treasury immediately before such Effective Date, shall be canceled without payment of any consideration therefor.

     6. STOCK CERTIFICATES. After the Effective Date, the Delaware Company shall provide notice to the holders of California Stock and holders of the California Warrants of the Company of the effectiveness of the Merger. The notice to all holders of the California Common Stock will explain in detail the process by which all of the outstanding California Common Stock certificates which prior to the Effective Date represented shares of California Common Stock, shall be surrendered to the Delaware Company by the holders thereof for cancellation. Upon cancellation of each such certificate, the Delaware Company shall issue to the holder surrendering such certificate a new certificate representing the same number of shares of Delaware Common Stock. The registered owner on the books and records of the Company of any outstanding stock certificate representing shares of California Common Stock which has been surrendered to the Delaware Company for cancellation as provided herein shall, until a certificate representing a similar number of shares of Delaware Common Stock shall have been issued to such owner, have and be entitled to exercise any voting and other rights with respect to such stock and to receive any dividend and other distributions upon the shares of California Common Stock evidenced by such outstanding stock certificate.

     7. WARRANTS, CONVERTIBLE DEBT OPTIONS AND SERIES A PREFERRED STOCK. Forthwith upon the Effective Date, each outstanding warrant to purchase (including, but not limited to, the California Warrants), debt obligation convertible into, option to purchase or share of the Series A Preferred Stock convertible into, shares of California Common Stock, (including the options granted under the Company's 1987 Amended and Restated Stock Option Plan, as amended through November 29, 1995), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a warrant to purchase, a debt obligation convertible into, an option to purchase or a share of the Delaware Series A Preferred Stock convertible into, as the case may be, the same number of shares of Delaware Common Stock at the same price per share as in effect at the Effective Date and upon the same terms


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and subject to the same conditions as set forth in any plans or any agreements entered into by the Company pursuant thereto. A number of shares of Delaware Common Stock shall be reserved for purposes of said plans or agreements equal to the number of shares of California Common Stock so reserved as of the Effective Date. As of the Effective Date, the Delaware Company hereby assumes all obligations of the Company under said plans or agreements and the outstanding options or portions thereof granted pursuant to said plans or agreements.

     8. EMPLOYEE BENEFIT PLANS. As of the Effective Date, the Delaware Company hereby assumes all obligations of the Company under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

     9. COVENANTS OF THE DELAWARE COMPANY. The Delaware Company covenants and agrees that at or before the Effective Date or as soon thereafter as practicable it will qualify to do business as a foreign corporation in the State of California and the Commonwealth of Massachusetts and in any other state in which it is required by law to qualify to do business as a foreign corporation.

     10. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The Delaware Company hereby agrees that it may be sued in the State of Delaware in any proceeding for the enforcement of any obligation of the Company as well as for enforcement of any obligations of the Delaware Company arising from the Merger, and for any obligation which may be incurred by the Delaware Company as the surviving corporation, and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such proceeding. The address to which a copy of such process shall be mailed by the Secretary of State for the State of Delaware is One Research Drive, Westborough, MA 01581.

     11. AMENDMENT. Subject to applicable law, at any time before or after approval and adoption by the shareholders of the Company, this Merger Agreement may be amended, supplemented or modified in any manner by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after this Agreement has been approved by the shareholders of the Company and the Delaware Company, this Agreement shall not be amended if such amendment would have a material adverse effect on the shareholders of either the Company or the Delaware Company, unless such amendment is approved by such shareholders.

     12. ABANDONMENT. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Company or the Delaware Company, or both, notwithstanding approval of this Merger Agreement by the shareholders of the Company. In the event of termination of this Agreement or abandonment of the Merger pursuant to this Section 12, no party thereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

     13. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute the same agreement.


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     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     15. NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolutions of the Boards of Directors of the Delaware Company and the Company, is hereby executed as of the date first above written on behalf of each of the Delaware Company and the Company by their respective duly authorized officers.

ATTEST:                           ELECTRONIC DESIGNS, INC.
                                  a Delaware corporation



                                  By:
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Frank D. Edwards, Secretary       Donald F. McGuinness, Chief Executive Officer



ATTEST:                           CRYSTALLUME
                                  a California corporation


                                  By:
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Frank D. Edwards, Secretary       Donald F. McGuinness, Chief Executive Officer



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